Exhibit 99.1


                    Sono-Tek Holds Annual Shareholder Meeting
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(August 18, 2006-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) held its annual shareholders meeting on August 17, 2006 in Milton, New York. During the meeting, Dr. Christopher L. Coccio, President and CEO, described Sono-Tek's continued efforts aimed at developing both new geographical markets and new technology and application based markets. The success of these efforts has resulted in revenue growth of over 18% and net income growth of over 31% in Fiscal Year 2006. In addition to more familiar areas of electronics, stent coatings, and glass coating applications, he described some of the newer applications involving fuel cells, solar cells, nanocoatings, diabetes monitor coatings, and the development of a new line of nozzles based on advanced materials technology. He also noted the continued development of strategic partnerships in India and China aimed at increasing both our market presence in these key countries and as a provider of lower cost ancillary equipment for our proprietary nozzle systems.

Looking forward to the end of the first half later this month, the Company expects to show sales growth of approximately 5% over last year, although this could be higher depending on the timing of several large orders. Our expected net income may or may not exceed last year's first half, again depending on the timing of large orders. Dr. Coccio noted that we are announcing the opening of an office in China, and the establishment of a Chinese language website in conjunction with our attendance at a major electronics trade show in Shenzhen the last week of August. We expect current technology and business development expenses to pay for themselves over time through increased growth. Dr. Coccio also noted that "the growth of the business and employment levels has resulted in using up all the available space in our present building, and we are actively seeking alternative approaches to accommodate our future needs".

The Company's Board of Directors met subsequent to the annual meeting. At this meeting, Dr. Coccio was elected to Vice Chairman, in addition to his other duties as CEO.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.